Exhibit 99.1

MPLX LP Reports First-Quarter 2014 Financial Results

•	Increased distribution to $0.3275 per unit – a 4.8 percent increase over fourth-quarter 2013 and 20.2 percent over first-quarter 2013

•	Reported $37.7 million of distributable cash flow and adjusted EBITDA of $43.8 million

•	Acquired additional 13 percent interest in MPLX Pipe Line Holdings LP

FINDLAY, Ohio, May 1, 2014 – MPLX LP (NYSE: MPLX) today reported first-quarter 2014 net income attributable to MPLX of $34.2 million, or $0.41 per common limited partner unit, compared with $17.6 million, or $0.26 per common limited partner unit, for the first quarter of 2013. First-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to MPLX were $43.8 million and distributable cash flow attributable to MPLX was $37.7 million.

On April 22, the board of directors declared a distribution of $0.3275 per unit. This distribution represents an increase of $0.015 per unit, or 4.8 percent, above the fourth-quarter 2013 distribution of $0.3125 per unit and an increase of 20.2 percent over the first-quarter 2013 distribution.

Effective March 1, MPLX acquired a 13 percent interest in MPLX Pipe Line Holdings LP (Pipe Line Holdings) for $310 million. The acquisition increased MPLX’s interest in Pipe Line Holdings to 69 percent from the 56 percent interest it held previously. The acquisition was funded through a combination of $40 million of cash on hand and a $270 million borrowing on its $500 million bank credit facility.

“We are pleased with the consistent earnings and cash generation of the partnership in the first quarter, which have enabled us to continue increasing distributions substantially for our unitholders,” said Chairman and Chief Executive Officer Gary R. Heminger. “Completing MPLX’s second acquisition since the initial public offering underscores our focus on growing the partnership and supporting an attractive distribution profile for our unitholders over an extended period of time.”

Discussion of Results

MPLX revenues and other income for the first quarter of 2014 were $137.3 million, compared with $114.7 million for the first quarter of 2013. The increase in revenues and other income was primarily due to increased pipeline tariff rates and revenue recognized for volume deficiency credits, partially offset by a decrease in throughput volumes. For the first quarters of 2014 and 2013, Marathon Petroleum Corporation (MPC) and related parties accounted for 91 and 87 percent, respectively, of those revenues, including revenues attributable to volumes shipped by MPC under joint tariffs with third parties.

After deducting MPC’s retained interest, net income attributable to MPLX for the first quarter of 2014 was $34.2 million, compared with $17.6 million for the first quarter of 2013. This increase was driven by an increase in revenue, as well as a higher ownership interest in Pipe Line Holdings compared to the first quarter of 2013.

Financial Position and Liquidity

On March 31, 2014, Pipe Line Holdings entered into a credit agreement with a subsidiary of MPC, providing for a $50 million revolving credit facility that matures on March 31, 2019.

As of March 31, 2014, MPLX had $40.6 million of cash and cash equivalents, $230 million available on its bank credit facility and $50 million undrawn on the credit agreement with MPC. This combination should allow MPLX to pursue growth opportunities that expand its growing base of distributable cash flow.

Conference Call

At 2 p.m. EDT today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call on MPLX’s website at http://www.mplx.com by clicking on the “2014 First-Quarter Financial Results” link in the “News & Headlines” section. Replays of the conference call will be available on MPLX’s website through Thursday, May 15. Investor-related material will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a majority equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia. For additional information about the partnership, please see our website at http://www.mplx.com.

Investor Relations Contacts:

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Brandon Daniels (419) 421-3127

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This news release and supporting schedules include the non-GAAP measures adjusted EBITDA and distributable cash flow. We believe certain investors use adjusted EBITDA to evaluate MPLX’s financial performance between periods and to compare MPLX’s performance to certain competitors. We believe certain investors use distributable cash flow to determine the amount of cash generated from the partnership’s operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations of MPLX. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,”

“expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the issuer’s control and are difficult to predict. Factors that could cause MPLX actual results to differ materially from those in the forward-looking statements include: the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by our competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under our commercial agreements; our ability to successfully implement our growth strategy, whether through organic growth or acquisitions; state and federal environmental, economic, health and safety, energy and other policies and regulations; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. In addition, unpredictable or unknown factors not discussed here or in MPLX’s Form 10-K could also have material adverse effects on forward-looking statements.

Results of Operations (unaudited)

	Three Months Ended March 31
(In millions, except per unit data)	2014	2013
Revenues and other income:
Sales and other operating revenues	$16.9	$20.8
Sales to related parties	113.8	89.1
Other income	1.5	1.2
Other income – related parties	5.1	3.6

Total revenues and other income	137.3	114.7

Costs and expenses:
Cost of revenues (excludes items below)	26.6	30.5
Purchases from related parties	24.0	21.8
Depreciation	12.6	11.7
General and administrative expenses	15.9	13.5
Other taxes	1.9	1.7

Total costs and expenses	81.0	79.2

Income from operations	56.3	35.5
Net interest and other financial costs	0.6	0.2

Income before income taxes	55.7	35.3
Provision for income taxes	—	—

Net income	55.7	35.3
Less: Net income attributable to MPC-retained interest	21.5	17.7

Net income attributable to MPLX LP	34.2	17.6

Less: General partner’s interest in net income attributable to MPLX LP	1.0	0.4

Limited partners’ interest in net income attributable to MPLX LP	$33.2	$17.2

Net income attributable to MPLX LP per limited partner unit:
Common (basic)	$0.41	$0.26
Common (diluted)	0.41	0.26
Subordinated (basic and diluted)	0.41	0.21

Limited partner units outstanding (basic and diluted):
Common units – public	19.9	19.9
Common units – MPC	17.1	17.1
Subordinated units – MPC	37.0	37.0

Other Financial Information (unaudited)

	Three Months Ended March 31
(In millions, except per unit and ratio data)	2014	2013
Quarterly distribution declared per unit	$0.3275	$0.2725

Volume deficiency credits attributable to MPLX LP (a)	$11.5	$0.1

Adjusted EBITDA attributable to MPLX LP	$43.8	$25.1

Distributable cash flow attributable to MPLX LP	$37.7	$28.0

Distribution declared:
Limited partner units – public	$6.5	$5.4
Limited partner units – MPC	17.7	14.7
General partner units – MPC	0.5	0.4
Incentive distribution rights – MPC	0.3	—

Total distribution declared	$25.0	$20.5

Coverage ratio	1.51x	1.37x

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable

Cash Flow attributable to MPLX LP from Net Income (unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Net Income	$55.7	$35.3
Less: Net income attributable to MPC-retained interest	21.5	17.7

Net income attributable to MPLX LP	34.2	17.6
Plus: Net income attributable to MPC-retained interest	21.5	17.7
Depreciation	12.6	11.7
Non-cash equity-based compensation	0.4	0.2
Net interest and other financial costs	0.6	0.2

Adjusted EBITDA	69.3	47.4
Less: Adjusted EBITDA attributable to MPC-retained interest	25.5	22.3

Adjusted EBITDA attributable to MPLX LP	43.8	25.1
Plus: Current period deferred revenue for committed volume deficiencies (b)	7.7	4.7
Less: Cash interest paid, net	0.4	0.2
Maintenance capital expenditures paid	1.9	1.5
Volume deficiency credits (a)	11.5	0.1

Distributable cash flow attributable to MPLX LP	$37.7	$28.0

(a)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not distributable cash flow.
(b)	Deficiency payments included in distributable cash flow that are not included in net income or adjusted EBITDA.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable

Cash Flow attributable to MPLX LP from Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Net cash provided by operating activities	$71.9	$46.7
Less: Changes in working capital items	4.3	(2.3)
All other, net	(0.5)	2.4
Plus: Non-cash equity-based compensation	0.4	0.2
Net interest and other financial costs	0.6	0.2
Asset retirement expenditures	0.2	0.4

Adjusted EBITDA	69.3	47.4
Less: Adjusted EBITDA attributable to MPC-retained interest	25.5	22.3

Adjusted EBITDA attributable to MPLX LP	43.8	25.1
Plus: Current period deferred revenue for committed volume deficiencies (a)	7.7	4.7
Less: Cash interest paid, net	0.4	0.2
Maintenance capital expenditures paid	1.9	1.5
Volume deficiency credits (b)	11.5	0.1

Distributable cash flow attributable to MPLX LP	$37.7	$28.0

(a)	Deficiency payments included in distributable cash flow that are not included in net income or adjusted EBITDA.
(b)	Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted EBITDA but not distributable cash flow.

Selected Operating Data (unaudited)

	Three Months Ended March 31
	2014	2013
Pipeline throughput (thousands of barrels per day):
Crude oil pipelines	982	1,076
Product pipelines	819	917

Total	1,801	1,993

Average tariff rates ($ per barrel):
Crude oil pipelines	$0.68	$0.59
Product pipelines	0.62	0.52
Total pipelines	0.65	0.56

Selected Financial Data (unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Capital Expenditures(a):
Maintenance	$2.4	$2.2
Expansion	3.0	10.4

Total capital expenditures	5.4	12.6
Less: Increase in capital accruals	0.1	3.0
Asset retirement expenditures	0.2	0.4

Additions to property, plant and equipment	$5.1	$9.2

(a)	Excludes acquisition of an additional interest in Pipe Line Holdings.

Balance Sheet Data (unaudited)

(In millions, except ratio data)	March 31 2014	December 31 2013
Cash and cash equivalents	$40.6	$54.1
Total assets	1,193.7	1,208.5
Long term debt(a)	280.4	10.5
Total equity	821.1	1,114.1
Consolidated total debt to consolidated EBITDA (covenant basis)	2.2x	0.1x

(a)	Includes amounts due within one year.